Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Third Quarter 2015 Financial Results

$25 Million Share Repurchase Program Authorized

Declares Fourth Quarter 2015 Dividend of $0.36 Per Share

Menlo Park, Calif., November 10, 2015 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company” or "TPVG"), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced its financial results for the third quarter of 2015.  TPVG also declared a fourth quarter 2015 dividend of $0.36 per share.

Third Quarter 2015 Highlights:

•	$115.5 million of signed term sheets; closed $86.0 million of new debt commitments to domestic and international venture growth stage companies.
•	Investment portfolio growth of $53.9 million to $262.1 million in fair value, with 81% of debt investment funding occurring in September.
•	17.5% weighted average portfolio yield.
•	GAAP net investment income and core net investment income[1] of $4.7 million ($0.28 per share) and $4.9 million ($0.29 per share), respectively.
•	$1.2 million unrealized gain on anticipated early loan prepayment which occurred on October 2nd.
•	Net increase in net assets resulting from operations of $0.34 per share.
•	Raised $52.8 million of net proceeds from first public offering of notes (NYSE: TPVZ).
•	Net asset value of $14.52 per share as of September 30, 2015.
•	Declared a third quarter regular dividend of $0.36 per share, paid on September 16, 2015.
•	Subsequent to the end of the third quarter, the Company’s Board of Directors authorized the repurchase of up to $25 million of its common stock at prices below TPVG’s net asset value per share.

“We continue to execute on our strategy of deploying our capital in a disciplined fashion at attractive risk adjusted returns,” said Jim Labe, chief executive officer and chairman of the board of TPVG.  “Our fundings during the third quarter were our second highest since our initial public offering in March 2014, reflecting the strong demand for debt from venture growth stage companies.”

“Our performance this quarter reflects our differentiated venture growth stage lending model,” said Sajal Srivastava, president and chief investment officer of the Company.  “We believe that the combination of our growing investment portfolio, strong portfolio yield, stable dividend and recently announced share repurchase program will help drive increased returns and greater value for our shareholders.”

[1]

Core net investment income is a non-GAAP measure and is provided in addition to, but not as a substitute for, net investment income.  Core net investment income represents net investment income excluding the Company’s capital gains incentive fee.

Portfolio and Investment Activity

During the third quarter of 2015, the Company entered into $86.0 million of new commitments, funded six debt investments totaling $53.1 million in principal balance, and acquired warrants valued at approximately $0.7 million.  Of the $53.1 million of debt investments funded in the third quarter, approximately $43.1 million, or 81%, were funded during the month of September.  As a result, net investment income for the third quarter reflects less than a full quarter’s benefit of these new fundings. The Company’s weighted average portfolio yield for the third quarter was 17.5%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period. The Company had no prepayment activity during the third quarter.

As of September 30, 2015, the Company had 80 investments in 32 companies. The total cost and fair value of these investments were approximately $260.7 million and $262.1 million, respectively.

The following table shows detailed information about the total investment portfolio as of September 30, 2015.

	As of September 30, 2015
(dollars in thousands)	Cost	Fair Value	Net Unrealized (Losses) Gains	Number of Investments	Number of Companies
Debt Investments	$249,916	$248,212	$(1,704)	44	18
Warrants	7,347	9,530	2,183	29	29
Equity Investments	3,474	4,388	914	7	7
Total	$260,737	$262,130	$1,393	80	32	*

* represents non-duplicative number of companies.

Unfunded Commitments

As of September 30, 2015, the Company’s unfunded commitments totaled approximately $170.4 million, $22.0 million of which are dependent upon customers reaching certain milestones before being permitted to request funding. Of the $170.4 million of unfunded commitments, $20.0 million will expire during 2015 if not drawn prior to expiration. Since unfunded commitments may expire without being drawn upon, they do not necessarily represent future cash requirements or future earning assets for the Company.

Signed Term Sheets

During the third quarter, TriplePoint Capital (“TPC”) originated $115.5 million of signed, non-binding term sheets to venture growth stage companies. All of these opportunities are subject to a number of conditions including completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy.  Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company even though the Company is the primary vehicle through which TPC focuses its venture growth stage business.

Results of Operations

For the third quarter of 2015, the Company’s total investment and other income was $9.2 million as compared to $7.9 million for the third quarter of 2014, representing a weighted average portfolio yield of 17.5% on its debt investments during the third quarter of 2015 as compared to 14.5% for the third quarter of 2014.  For the nine months ended September 30, 2015, the Company’s total investment and other income was $30.7 million, representing a weighted average portfolio yield of 16.7% on its debt investments.

Operating expenses for the third quarter of 2015 were approximately $4.6 million as compared to $4.3 million for the third quarter of 2014.  Operating expenses for the third quarter of 2015 consisted of $1.5 million of base management fees, $0.2 million of income incentive fees, $0.2 million of accrued capital gains incentive fees, $1.7 million of interest expense and amortization of deferred credit facility costs, $0.4 million of administration agreement expenses and $0.6 million of general and administrative expenses. For the nine months ended September 30, 2015, the Company’s operating expenses were $14.7 million.

For the third quarter of 2015, the Company recorded net investment income of approximately $4.7 million, or $0.28 per share, as compared to approximately $3.5 million, or $0.36 per share for the third quarter of 2014.  The Company’s core net investment income, which excludes the impact of the capital gains incentive fee, was approximately $4.9 million, or $0.29 per share, for the third quarter as compared to approximately $3.8 million, or $0.38 per share, for the third quarter of 2014. For the nine months ended September 30, 2015, the Company’s net investment income was $15.9 million, or $1.10 per share, and core net investment income was $15.8 million, or $1.09 per share. The Company believes an important measure of the investment income that the Company distributes each year is core net investment income since capital gains incentive fees are accrued based on net realized and unrealized gains but are not earned until net realized gains occur.

For the third quarter of 2015, the Company’s net change in unrealized gains was approximately $1.0 million, or $0.06 per share, as compared to an unrealized gain of approximately $1.2 million for the third quarter of 2014.  The net change in unrealized gains in the third quarter of 2015 consisted of approximately $1.2 million for the increase in fair value of debt investments relating primarily to the expected prepayment of loans from one customer, approximately $47 thousand for the increase in fair value of warrants and approximately $0.2 million unrealized loss for the decrease in fair value of equity held in a publicly traded company. For the nine months ended September 30, 2015, the Company’s net change in unrealized losses was approximately $0.1 million, or $0.01 per share.

The Company’s net increase in net assets resulting from operations for the third quarter of 2015 was approximately $5.7 million, or $0.34 per share, as compared to $4.7 million, or $0.47 per share, for the third quarter of 2014. For the nine months ended September 30, 2015, the Company’s net increase in net assets resulting from operations was approximately $15.5 million, or $1.07 per share.

As of September 30, 2015, the Company had $2.4 million, or $0.14 per share, of undistributed taxable income from ordinary income.

Credit Quality

The Company maintains a credit watch list, which places borrowers into one of five categories based on management’s judgment of credit quality, where Clear, or 1, is the highest rating and new loans are generally assigned a ranking of White, or 2.  As of September 30, 2015, the weighted average credit ranking of the Company’s debt investment portfolio was 2.10, as compared to 2.01 at the end of the prior quarter. The change primarily reflects the downgrade of $20.9 million in principal balance of loans to Virtual Instruments Corporation from category ‘2’ to category ‘3’.

The following table shows the credit rankings for the 18 debt investments the Company has outstanding, as of September 30, 2015.

	As of September 30, 2015
(dollars in thousands) Category	Fair Value	Percentage of Debt Investment Portfolio	Number of Portfolio Companies
Clear (1)	$29,936	12.1%	1
White (2)	173,624	69.9	14
Yellow (3)	33,666	13.6	2
Orange (4)	10,986	4.4	1
Red (5)	—	—	—
	$248,212	100.0%	18

Net Asset Value

As of September 30, 2015, the Company’s net assets were approximately $242.1 million, compared to approximately $242.0 million as of June 30, 2015. The Company’s net asset value per share as of September 30, 2015 was $14.52 per share, compared to $14.54 per share as of June 30, 2015. These per share calculations are based on the Company’s shares of common stock outstanding as of the end of the respective periods.

Liquidity and Capital Resources

As of September 30, 2015, the Company had total cash of approximately $50.4 million and available capacity of $186.0 million under its revolving credit facility.

Dividend

The Company’s board of directors declared a quarterly dividend of $0.36 per share for the fourth quarter of 2015 payable on December 16, 2015, to stockholders of record as of November 30, 2015.

Subsequent Events

Since September 30, 2015:

•	TPC’s direct originations platform entered into $27.0 million of additional non-binding signed term sheets with venture growth stage companies.
•	The Company received prepayments from two customers totaling $16.5 million of outstanding principal balance.
•	The Company provided $5.0 million of additional growth capital loans to Virtual Instruments Corporation.

$25 Million Share Repurchase Program

Subsequent to the end of the third quarter, the Company’s Board of Directors authorized the repurchase of up to $25 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. Under the repurchase program, the Company may, but is not obligated to, repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions from time to time. Any repurchases by the Company will comply with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and any applicable requirements of the Investment Company Act of 1940, as amended. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors. The Company expects that the program will be in effect until October 31, 2016, or until the approved dollar amount has been used to repurchase shares. The program does not require the Company to repurchase any specific number of shares and the Company cannot assure you that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern time today, November 10, 2015, to discuss its financial results for the quarter ending September 30, 2015. To listen to the call, investors and analysts should dial 877-201-0168 (domestic) or 647-788-4901 (international) and enter conference ID 97009606.  Please dial in at least five minutes before the scheduled start time.  A replay of the call will be available through November 24, 2015, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering conference ID 97009606.  The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call.

About TriplePoint Venture Growth BDC Corp.

TriplePoint Venture Growth BDC Corp. (the “Company”) (NYSE: TPVG) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. It was formed to expand the venture growth stage business segment of TriplePoint Capital LLC. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies focused in technology, life sciences and other high growth industries backed by a select group of leading venture capital investors. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same.  Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control.  Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements.  For a further list and description of such risks and uncertainties, see the Company's final prospectus filed with the Securities and Exchange Commission on March 30, 2015, annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 18, 2015, and other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company.  Forward-looking statements are not predictions of future events.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Alan Oshiki or Trevor Martin

Abernathy MacGregor

212-371-5999 / 415-926-7961

aho@abmac.com / trm@abmac.com

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Investments at fair value (amortized cost of $260,737 and $256,485, respectively)	$262,130	$257,971
Short-term investments at fair value (cost of $59,996 and $49,998, respectively)	59,994	49,995
Cash	46,889	6,906
Restricted cash	3,489	8,033
Deferred credit facility costs and prepaid expenses	2,495	3,424
Total Assets	374,997	326,329

Liabilities
Revolving credit facility payable	14,000	118,000
2020 Notes, net	52,819	—
Payable for U.S. Treasury bill assets	59,996	49,998
Other payables, accrued expenses, and liabilities	6,057	13,352
Total Liabilities	132,872	181,350

Net Assets	$242,125	$144,979

Preferred stock, par value $0.01 per share (50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2015 and December 31, 2014)	$—	$—
Common stock, par value $0.01 per share (450,000,000 shares authorized; 16,680,177 and 9,924,171 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	167	99
Paid-in capital in excess of par value	239,754	142,635
Net investment income	28,719	12,808
Accumulated net realized losses	(317)	—
Accumulated net unrealized gains	1,391	1,483
Dividend distributions	(27,589)	(12,046)
Net Assets	$242,125	$144,979

Net Asset Value per Share	$14.52	$14.61

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended	For the Period from March 5, 2014 (Commencement of Operations) to
	2015	2014	September 30, 2015	September 30, 2014
Investment Income
Interest income from investments	$9,184	$7,802	$28,832	$14,504
Other income	61	56	1,827	152
Total investment and other income	9,245	7,858	30,659	14,656

Operating Expenses
Base management fee	1,490	850	4,053	1,668
Income incentive fee	170	938	2,907	1,157
Capital gains incentive fee	209	230	(81)	512
Interest expense and amortization of fees	1,656	1,370	4,494	2,300
Administration agreement expenses	417	344	1,194	737
General and administrative expenses	632	604	2,181	1,336
Total Operating Expenses	4,574	4,336	14,748	7,710

Net investment income	4,671	3,522	15,911	6,946
Net realized losses	—	—	(317)	—
Net change in unrealized gains (losses) on investments	1,044	1,151	(92)	2,561

Net Increase in Net Assets Resulting from Operations	$5,715	$4,673	$15,502	$9,507

Basic and diluted net investment income per share	$0.28	$0.36	$1.10	$0.70
Basic and diluted net increase in net assets per share	$0.34	$0.47	$1.07	$0.96
Basic and diluted weighted average shares of common stock outstanding	16,648,379	9,872,564	14,524,330	9,858,725

TRIPLEPOINT VENTURE GROWTH BDC CORP

FINANCIAL HIGHLIGHTS

	For the Three Months Ended September 30,		For the Nine Months Ended	For the Period from March 5, 2014 (Commencement of Operations) to
	2015	2014	September 30, 2015	September 30, 2014

Weighted average portfolio yield (1)	17.5%	14.5%	16.7%	14.4%
Coupon income (1)	10.7%	10.9%	10.8%	11.0%
Net amortization and accretion of premiums and discounts (1)	0.8%	0.4%	0.7%	0.3%
Net accretion of end-of-term payments (1)	6.0%	3.2%	3.9%	3.1%
Impact of prepayments (1)	—	—	1.3%	—

Net investment income to average net asset value (2)	7.7%	9.7%	10.1%	8.4%
Net increase in net assets to average net asset value (2)	9.4%	12.9%	9.8%	11.5%

Total operating expenses to average net asset value (2)	7.5%	12.0%	9.3%	9.3%
Operating expenses excluding incentive fees to average net asset value (2)	6.9%	8.8%	7.6%	7.3%
Income component of incentive fees to average net asset value (2)	0.3%	2.6%	1.8%	1.4%
Capital gains component of incentive fees to average net asset value (2)	0.3%	0.6%	(0.1)%	0.6%

(1)

Weighted average portfolio yields for periods shown are the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.

(2)	Percentage is presented on an annualized basis.

The following table provides a reconciliation of net investment income to core net investment income for the three and nine months ended September 30, 2015, for the three months ended September 30, 2014, and for the period from March 5, 2014 (commencement of operations) to September 30, 2014.

TRIPLEPOINT VENTURE GROWTH BDC CORP

RECONCILIATION OF CORE NET INVESTMENT INCOME

(dollars in thousands, except share data)

Net Investment Income and Core Net Investment Income	For the Three Months Ended September 30,		For the Nine Months Ended	For the Period from March 5, 2014 (Commencement of Operations) to
(dollars in thousands, except per share amounts)	2015	2014	September 30, 2015	September 30, 2014
Net Investment Income	$4,671	$3,522	$15,911	$6,946
Capital gains incentive fee	209	230	(81)	512
Core Net Investment Income	$4,880	$3,752	$15,830	$7,458

Net Investment Income per Share	$0.28	$0.36	$1.10	$0.70
Capital gains incentive fee per share	0.01	0.02	(0.01)	0.06
Core Net Investment Income per Share	$0.29	$0.38	$1.09	$0.76

For the three and nine months ended September 30, 2015, the Company recorded accrued capital gains incentive fee of approximately $0.2 million and a reversal of $0.1 million, respectively. For the three months ended September 30, 2014, the Company recorded accrued capital gains incentive fee of approximately $0.2 million and $0.5 million for the period from March 5, 2014 (commencement of operations) to September 30, 2014. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The accrued capital gains incentive fee related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only have become payable to its investment adviser in the event of a complete liquidation of its portfolio as of period end and the termination of the Investment Advisory Agreement (“Agreement”).

The amount of the capital gains incentive fee, if any, which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement).  The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year.  No effect is given to gross unrealized appreciation in this calculation.